Exhibit 99.1

NeuroBo Pharmaceuticals Announces $7.5 Million Registered Direct Offering

BOSTON, April 14, 2020 -- NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on developing and commercializing multimodal, disease-modifying therapies for neurodegenerative and cardiometabolic diseases, today announced that it has entered into a definitive agreement with a single healthcare-focused institutional investor for the purchase and sale in a registered direct offering of 750,000 shares of the Company’s common stock, at a purchase price of $10.00 per share. The closing of the offering is expected to occur on or about April 16, 2020, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to NeuroBo from this offering are expected to be $7.5 million, before deducting the placement agent’s fees and other offering expenses. The Company intends to use the net proceeds from this offering for working capital, capital expenditures and general corporate purposes.

The shares of common stock are being offered by NeuroBo pursuant to a “shelf” registration statement on Form S‑3 (File No. 333‑220315) previously filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2017 and declared effective by the SEC on September 12, 2017. The offering of the securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the shares of common stock being offered will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (646) 975‑6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is focused on novel treatments for neurodegenerative diseases affecting millions of patients worldwide. The company’s multimodal approach has the potential to address the multiple underlying mechanisms of neurodegenerative diseases, alleviate symptoms and slow disease progression. The company’s lead drug candidate, NB‑01, for the treatment of painful diabetic neuropathy (PDN), has been shown in a Phase 2 study to significantly reduce pain symptoms associated with PDN with a superior safety profile when compared to currently available treatments. NeuroBo’s second drug candidate, NB‑02, is focused on the treatment of Alzheimer’s disease and neurodegenerative diseases associated with the pathological dysfunction of tau proteins in the brain.

NeuroBo Pharmaceuticals was jointly founded by Dr. Roy Freeman, professor of neurology at Harvard Medical School and renowned expert in neuropathic pain, and JK BioPharma Solutions, a biotechnology consulting company, to commercialize natural product-based research into ethical medicines. For more information, visit: https://www.neurobopharma.com/.

Forward Looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering and the intended use of net proceeds from the registered direct offering as well as the development of NeuroBo’s product candidates and the therapeutic potential, timing and nature of clinical trials and potential regulatory approval of NeuroBo’s clinical programs and pipeline. Forward-looking statements are usually identified by the use of words, such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. These factors, risks and uncertainties include, but are not limited to: market and other conditions, the occurrence of health epidemics or contagious diseases, such as COVID‑19, and potential effects on NeuroBo’s business, clinical trial sites, supply chain and manufacturing facilities; NeuroBo’s ability to continue as a going concern; the timing of completion of NeuroBo’s planned clinical trials; the timing of the availability of data from NeuroBo’s clinical trials; NeuroBo’s plans to research, develop and commercialize its current and future product candidates, including the potential alternative pathways for NB‑01; NeuroBo’s ability to successfully collaborate with existing collaborators or enter into new collaborations and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of NeuroBo’s product candidates; the impact of government laws and regulations; NeuroBo’s ability to protect its intellectual property position; and NeuroBo’s need for additional financing to fulfill its stated goals; and other factors discussed in the “Risk Factors” section of NeuroBo’s Annual Report on Form 10‑K filed with the SEC on or about the date hereof. In addition, the forward-looking statements included in this press release represent NeuroBo’s views as of the date hereof. NeuroBo anticipates that subsequent events and developments will cause its views to change. However, while NeuroBo may elect to update these forward-looking statements at some point in the future, NeuroBo specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing NeuroBo’s views as of any date subsequent to the date hereof.

Contact:
Rx Communications Group
Melody Carey
+1-917-322-2571
mcarey@rxir.com